The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 17, 2015

Citigroup Inc.	March , 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0437 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

▪
The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of a basket (the “underlying basket”) of eight stocks (each, a “basket component” and collectively, the “basket components”) as described below.

▪
The notes provide modified exposure to the underlying basket. Your return on the notes depends on the performance of each basket component and on which three basket components have the greatest return from their initial share price to their final share price.  If the basket return is positive, you will receive a positive return at maturity equal to that positive performance.  However, if the basket return is equal to or less than zero, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.  Even if the basket return is positive, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪
Investors in the notes must be willing to forgo any dividends that may be paid on the stocks that compose the underlying basket during the seven-year term of the notes.  If the basket return is zero or negative, you will not receive any return on your investment in the notes.

▪
In order to obtain the modified exposure to the underlying basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations.  All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Basket:	Basket Component (NYSE ticker symbol)	Weighting	Initial Share Price*
	Shares of common stock of Discover Financial Services (“DFS”)	12.50%	$
	Shares of Class B common stock of NIKE, Inc. (“NKE”)	12.50%	$
	Shares of common stock of Sysco Corporation (“SYY”)	12.50%	$
	Shares of common stock of Best Buy Co., Inc. (“BBY”)	12.50%	$
	Shares of common stock of Capital One Financial Corporation (“COF”)	12.50%	$
	Shares of common stock of The Hershey Company (“HSY”)	12.50%	$
	Shares of common stock of Foot Locker, Inc. (“FL”)	12.50%	$
	Shares of common stock of Darden Restaurants, Inc.(“DRI”)	12.50%	$
* The initial share price for each basket component will be the closing price of that basket component on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	March , 2015 (expected to be March 23, 2015)
Issue date:	March , 2015 (expected to be March 27, 2015). See “Supplemental Plan of Distribution” in this pricing supplement for more information.
Valuation date:
March       , 2022 (expected to be March 23, 2022), subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component

Maturity date:	March , 2022 (expected to be March 28, 2022)
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:	▪ If the basket return is greater than zero: $1,000 x the basket return ▪ If the basket return is less than or equal to zero: $0
Basket return:	The sum of the weighted component returns of the basket components determined on the valuation date
Weighted component return:	For each basket component, the component return for such basket component multiplied by the weighting for such basket component
Component return:	▪ For the three basket components with the three greatest share return percentages: the fixed component return ▪ For the remaining five basket components: the share return percentage
Fixed component return:	55.00% to 60.00% (to be determined on the pricing date)
Share return percentage:	For each basket component: (final share price – initial share price) / initial share price
Final share price:	For each basket component, the closing price of one share of that basket component on the valuation date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	1730T06L8 / US1730T06L86
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the notes on the pricing date will be between $870.00 and $910.00 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-03 dated November 13, 2013    Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of any of the basket components, could give us the right to call the notes prior to maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and reorganization adjustments. The initial share price for each basket component is a “Relevant Price” for purposes of the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares” in the accompanying product supplement.  Accordingly, the initial share price for each basket component is subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” with respect to that basket component.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final share price will be (i) for each unaffected basket component, its closing price on the originally scheduled valuation date and (ii) for each affected basket component, its closing price on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component).  See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Hypothetical Examples

The tables and examples below are intended to illustrate how your payment at maturity will depend on whether the basket return is greater than or equal to zero and by how much and are based on a hypothetical fixed component return of 55.00%. Your actual payment at maturity will depend on the actual fixed component return and the actual initial share prices of each basket component, which will be determined on the pricing date, and the actual basket return, which will in turn depend on the actual final share prices of each basket component on the valuation date. Hypothetical values in the examples have been rounded for ease of analysis.

Investors in the notes will not receive any dividends on the shares that compose the underlying basket. The tables and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing the basket components” below.

Example 1—Upside Scenario A.

Basket component	Hypothetical Initial Share Price	Hypothetical Final Share Price	Hypothetical Share Return Percentage	Hypothetical Component Return	Hypothetical Weighted Component Return
Discover Financial Services	$60.00	$69.00	15.00%	55.00%	6.875%
NIKE, Inc.	$97.00	$98.94	2.00%	2.00%	0.250%
Sysco Corporation	$39.00	$41.34	6.00%	6.00%	0.750%
Best Buy Co., Inc.	$41.00	$38.95	-5.00%	-5.00%	-0.625%
Capital One Financial Corporation	$81.00	$85.05	5.00%	5.00%	0.625%
The Hershey Company	$101.00	$131.30	30.00%	55.00%	6.875%
Foot Locker, Inc.	$61.00	$71.98	18.00%	55.00%	6.875%
Darden Restaurants, Inc.	$64.00	$57.60	-10.00%	-10.00%	-1.250%
		Hypothetical Basket Return =			20.375%
		Hypothetical Note Return Amount =			$203.75

As illustrated by the table above, the shares of common stock of Discover Financial Services, The Hershey Company and Foot Locker Inc. are the three basket components with the greatest hypothetical share return percentages. Accordingly, the hypothetical component return applicable to these three basket components is the hypothetical fixed component return of 55.00%, which is greater than their

March 2015	PS-2

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

respective hypothetical share return percentages, as measured from their initial share prices to their final share prices. In this example, the hypothetical basket return, equal to the sum of the weighted component returns of the basket components, is 20.375%. Because the hypothetical basket return is greater than zero, the hypothetical payment at maturity per note would be equal to the $1,000 stated principal amount plus the note return amount of $203.75, or $1,203.75 per note.

Example 2—Upside Scenario B.

Basket component	Hypothetical Initial Share Price	Hypothetical Final Share Price	Hypothetical Share Return Percentage	Hypothetical Component Return	Hypothetical Weighted Component Return
Discover Financial Services	$60.00	$66.00	10.00%	10.00%	1.250%
NIKE, Inc.	$97.00	$169.75	75.00%	55.00%	6.875%
Sysco Corporation	$39.00	$64.35	65.00%	55.00%	6.875%
Best Buy Co., Inc.	$41.00	$44.28	2.00%	2.00%	0.250%
Capital One Financial Corporation	$81.00	$86.67	7.00%	7.00%	0.875%
The Hershey Company	$101.00	$116.15	15.00%	15.00%	1.875%
Foot Locker, Inc.	$61.00	$64.05	5.00%	5.00%	0.625%
Darden Restaurants, Inc.	$64.00	$115.20	80.00%	55.00%	6.875%
		Hypothetical Basket Return =			25.50%
		Hypothetical Note Return Amount =			$255.00

As illustrated by the table above, the shares of common stock of NIKE, Inc., Sysco Corporation and Darden Restaurants, Inc. are the three basket components with the greatest hypothetical share return percentages. Accordingly, the hypothetical component return applicable to these three basket components is the hypothetical fixed component return of 55.00%, which is less than their respective hypothetical share return percentages. In this example, the hypothetical basket return, equal to the sum of the weighted component returns of the basket components, is 25.50%. Because the hypothetical basket return is greater than zero, the hypothetical payment at maturity per note would be equal to the $1,000 stated principal amount plus the note return amount of $255.00, or $1,255.00 per note. In this scenario, the notes would underperform an alternative investment in a basket consisting of the basket components that provides 1-to-1 exposure to the basket components.

Example 3—Upside Scenario C.

Basket component	Hypothetical Initial Share Price	Hypothetical Final Share Price	Hypothetical Share Return Percentage	Hypothetical Component Return	Hypothetical Weighted Component Return
Discover Financial Services	$60.00	$114.00	90.00%	90.00%	11.250%
NIKE, Inc.	$97.00	$164.90	70.00%	70.00%	8.750%
Sysco Corporation	$39.00	$62.40	60.00%	60.00%	7.500%
Best Buy Co., Inc.	$41.00	$86.10	110.00%	55.00%	6.875%
Capital One Financial Corporation	$81.00	$162.00	100.00%	55.00%	6.875%
The Hershey Company	$101.00	$191.90	90.00%	90.00%	11.250%
Foot Locker, Inc.	$61.00	$146.40	140.00%	55.00%	6.875%
Darden Restaurants, Inc.	$64.00	$118.40	85.00%	85.00%	10.625%
		Hypothetical Basket Return =			70.00%
		Hypothetical Note Return Amount =			$700.00

As illustrated by the table above, the shares of common stock of Best Buy Co., Inc., Capital One Financial Corporation and Foot Locker, Inc. are the three basket components with the greatest hypothetical share return percentages. Accordingly, the hypothetical component return applicable to these three basket components is the hypothetical fixed component return of 55.00%, which is less than their respective hypothetical share return percentages and also less than the hypothetical share return percentages of all the remaining basket components. In this example, the hypothetical basket return, equal to the sum of the weighted component returns of the basket components, is 70.00%. Because the hypothetical basket return is greater than zero, the hypothetical payment at maturity per note would be equal to the $1,000 stated principal amount plus the note return amount of $700.00, or $1,700.00 per note. In this

March 2015	PS-3

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

scenario, even though all of the basket components have a hypothetical share return percentage above the fixed component return, the hypothetical component return of the three basket components with the greatest hypothetical share return percentages will be limited to the hypothetical fixed component return, making their respective contribution to the basket return less than those basket components having lower share return percentages. In this scenario, In this scenario, the notes would underperform an alternative investment in a basket consisting of the basket components that provides 1-to-1 exposure to the basket components.

Example 4—Par Scenario.

Basket component	Hypothetical Initial Share Price	Hypothetical Final Share Price	Hypothetical Share Return Percentage	Hypothetical Component Return	Hypothetical Weighted Component Return
Discover Financial Services	$60.00	$63.00	5.00%	55.00%	6.875%
NIKE, Inc.	$97.00	$33.95	-65.00%	-65.00%	-8.125%
Sysco Corporation	$39.00	$39.39	1.00%	55.00%	6.875%
Best Buy Co., Inc.	$41.00	$39.36	-4.00%	55.00%	6.875%
Capital One Financial Corporation	$81.00	$52.65	-35.00%	-35.00%	-4.375%
The Hershey Company	$101.00	$55.55	-45.00%	-45.00%	-5.625%
Foot Locker, Inc.	$61.00	$45.75	-25.00%	-25.00%	-3.125%
Darden Restaurants, Inc.	$64.00	$57.60	-10.00%	-10.00%	-1.250%
		Hypothetical Basket Return =			-1.875%
		Hypothetical Note Return Amount =			$0.00

As illustrated by the table above, the shares of common stock of Discover Financial Services, Sysco Corporation and Best Buy Co., Inc. are the three basket components with the greatest hypothetical share return percentages, even though the share return percentage of Best Buy Co. Inc. is negative. Accordingly, the hypothetical component return applicable to these three basket components is the hypothetical fixed component return of 55.00%, which is greater than their respective hypothetical share return percentages. Even though the hypothetical component return for these three basket components is positive, because the other five basket components have significant negative hypothetical share return percentages that more than offset the positive weighted component returns of those three basket components, the hypothetical basket return is -1.875%. Because the hypothetical basket return is less than zero, the note return amount will equal zero, and the payment at maturity per note will equal the $1,000 stated principal amount per note.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the basket components.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket return is positive. If the basket return is equal to or less than zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket return is positive, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪
Negative returns from some basket components may more than offset positive returns from the other basket components, resulting in no return on the notes.  The basket components are equally weighted, thus having equal contributions to the basket return. While the component return for three basket components will equal the fixed component return of 55.00% to 60.00% (to be determined on the pricing date), the component returns for the other five basket components will equal the performance of the relevant basket component from its initial share price to its final share price.  Therefore, when the weighted component returns of the basket components are added to determine the basket return, the negative contribution of the depreciating basket components may more than offset the positive contribution of the appreciating basket components (including

March 2015	PS-4

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

the three basket components with a component return equal to the fixed component return), resulting in a negative basket return and thus a note return amount of zero.

▪
The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪
Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket return is negative or if the basket components do not appreciate sufficiently from their initial share prices to their final share prices. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 7-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

▪	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

▪
The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪
Sale of the notes prior to maturity may result in a loss of principal.  You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪
The basket components may offset each other.  The performances of the basket components may not correlate with each other.  If one or more of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate.  In such event, the appreciation of one or more of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the price of the other basket components.  Although the basket components will be subject to certain common risks, they operate in a variety of sectors and regions (including outside North America) and will be subject to risks that affect those different sectors and regions, as well as idiosyncratic risks particular to each issuer.

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The basket components may be highly correlated in decline.  The performances of the basket components may become highly correlated during periods of declining prices.  This may occur because of events that have broad effects on markets generally, or on the sectors in which the basket components operate specifically.  If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of any other basket component and, in fact, each basket component will contribute to an overall decline in the value of the underlying basket.

▪
Your payment at maturity depends on the closing prices of the basket components on a single day. Because your payment at maturity depends on the closing prices of the basket components solely on the valuation date, you are subject to the risk that the closing prices of the basket components on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing prices of the basket components throughout the term of the notes, you might have achieved better returns.

▪
The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower,

March 2015	PS-5

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪
The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

▪
The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪
The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on a number of factors, including the price and volatility of the basket components, the correlation among the basket components, dividend yields on the basket components, interest rates generally, the time remaining to maturity and our creditworthiness. You should understand that the value of your notes at any time prior to maturity may be significantly less than the stated principal amount.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪
Even if the issuer of a basket component pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on a basket component unless the amount of the dividend per share of that basket component, together with any other dividends paid in the same quarter, exceeds the dividend paid per share of that basket component in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of that basket component on the date of declaration of the dividend.  Any dividend will reduce the closing price of the shares of that basket component by the amount of the dividend per share of that basket component.  If the issuer of a basket component pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected.  See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪
Our offering of the notes does not constitute a recommendation of the underlying basket or the economic sectors in which the basket components operate.  The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying basket or those sectors is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to

March 2015	PS-6

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

the underlying basket. These and other activities of our affiliates may adversely affect the price of the basket components and may have a negative impact on your interests as a holder of the notes.

▪
The prices of the basket components may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the basket components or in instruments related to the basket components and may adjust such positions during the term of the notes.  Our affiliates also trade the basket components and other financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the prices of the basket components in a way that negatively affects the value of the notes.  They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the prices of the basket components.  For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the basket components.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the basket components would not.

▪
If any basket component is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

▪
The notes may become linked to shares of an issuer other than the issuer of the original basket component upon the occurrence of a reorganization event or upon the delisting of a basket component.  For example, if the issuer of a basket component enters into a merger agreement that provides for holders of its common stock to receive stock of another entity, the stock of such other entity will become the common stock represented by the basket component for all purposes of the notes upon consummation of the merger.  Additionally, if a basket component is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares representing the common stock of another issuer to be a successor basket component.  See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, corporate events with respect to the issuers of the basket components that may require a dilution adjustment or the delisting of a basket component, CGMI, as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

March 2015	PS-7

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Hypothetical Historical Information About the Underlying Basket

Because the underlying basket exists solely for purposes of the notes, historical information on the performance of the underlying basket does not exist for dates prior to the date of this pricing supplement.  The graph below sets forth the hypothetical historical daily closing levels of the underlying basket for the period from January 4, 2010 to March 12, 2015, assuming that the underlying basket was created on January 4, 2010 with a closing level of 100 on that date.  Any historical trend in the closing level of the underlying basket during the period shown below is not an indication of the performance of the underlying basket during the term of the notes.  Furthermore, the notes provide modified, as opposed to 1-to-1, exposure to the underlying basket, therefore, the graph of the underlying basket below, which shows the hypothetical historical performance of the underlying basket calculated based on the equally weighted historical returns of the basket components for the period from January 4, 2010 to March 12, 2015, is not designed to, and does not, show how the notes would have performed during the same period.

March 2015	PS-8

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Information About the Basket Components

General

The information set forth below about the issuer of each basket component has been obtained from publicly available sources, without independent verification.  Each basket component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC.  Information filed by the issuer of each basket component with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each of these issuers can be located by reference to its SEC file number provided below. In addition, information regarding each of these issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the notes offered hereby and does not relate to the basket components.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the basket components from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither Citigroup Inc. nor CGMI have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the basket components, such publicly available documents or any other publicly available information regarding those issuers.

The notes represent obligations of Citigroup Inc. only. The issuers of the basket components are not involved in any way in this offering and have no obligation relating to the notes or to holders of the notes. Neither Citigroup Inc. nor any of its respective subsidiaries makes any representation to you as to the performance of the basket components or the underlying basket. You should review the publicly available information regarding the issuers of the basket components described above in order to reach your own conclusion as to the relationship between each of the basket components and in order to evaluate any other characteristics related to the issuers of the basket components. Neither Citigroup Inc. nor any of its respective subsidiaries makes any representation to you as to the characteristics of the basket components or any relationship or correlation among the basket components.

Discover Financial Services is a direct banking and payment services company. Its SEC file number is 001-33378.

NIKE, Inc. designs, develops and markets athletic footwear, apparel, equipment and accessories. Its SEC file number is 001-10635.

Sysco Corporation is a distributor of food and related products primarily to the foodservice industry. Its SEC file number is 001-06544.

Best Buy Co., Inc. is a multi-channel retailer of consumer electronics, home office products, entertainment software, appliances and related services. Its SEC file number is 001-09595.

Capital One Financial Corporation is a financial services holding company with banking and non-banking subsidiaries. Its SEC file number is 001-13300.

The Hershey Company manufactures and sells chocolate and sugar confectionary products. Its SEC file number is 001-00183.

Foot Locker, Inc. is a retailer of athletically inspired shoes and apparel. Its SEC file number is 001-10299.

Darden Restaurants, Inc. owns and operates full service restaurants. Its SEC file number is 001-13666.

Historical Data on the Basket Components

The following tables set forth the published quarterly high and low closing prices for each basket component from January 4, 2010 through March 12, 2015.  The associated graphs show the daily closing prices for each basket component during the same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below.  Past movements of the basket components are not indicative of future prices of the basket components.

March 2015	PS-9

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Discover Financial Services

Common Stock of Discover Financial Services	High	Low
2010
First Quarter	$15.52	$12.76
Second Quarter	$16.26	$12.43
Third Quarter	$16.77	$13.84
Fourth Quarter	$19.27	$16.31
2011
First Quarter	$24.98	$18.62
Second Quarter	$26.75	$22.43
Third Quarter	$27.52	$20.73
Fourth Quarter	$25.43	$22.09
2012
First Quarter	$33.83	$24.21
Second Quarter	$34.58	$30.72
Third Quarter	$39.73	$34.18
Fourth Quarter	$41.61	$37.96
2013
First Quarter	$45.02	$37.80
Second Quarter	$49.14	$42.25
Third Quarter	$52.82	$47.21
Fourth Quarter	$55.95	$48.74
2014
First Quarter	$59.41	$52.21
Second Quarter	$62.44	$55.15
Third Quarter	$65.59	$59.15
Fourth Quarter	$66.38	$60.42
2015
First Quarter (through March 12, 2015)	$65.36	$54.38

The closing price of shares of common stock of Discover Financial Services on March 12, 2015 was $59.88.

Discover Financial Services – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-10

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Class B Common Stock of NIKE, Inc.

Class B Common Stock of NIKE, Inc.	High	Low
2010
First Quarter	$37.33	$30.65
Second Quarter	$39.12	$33.78
Third Quarter	$40.32	$33.61
Fourth Quarter	$46.15	$39.94
2011
First Quarter	$44.94	$37.73
Second Quarter	$44.99	$38.27
Third Quarter	$46.83	$39.29
Fourth Quarter	$48.89	$41.53
2012
First Quarter	$56.07	$48.41
Second Quarter	$57.20	$43.89
Third Quarter	$50.42	$44.43
Fourth Quarter	$52.80	$45.30
2013
First Quarter	$59.56	$51.84
Second Quarter	$65.91	$58.26
Third Quarter	$73.64	$62.33
Fourth Quarter	$79.86	$70.28
2014
First Quarter	$79.64	$70.51
Second Quarter	$77.68	$70.83
Third Quarter	$89.50	$76.35
Fourth Quarter	$99.33	$85.09
2015
First Quarter (through March 12, 2015)	$98.75	$91.17

The closing price of shares of Class B common stock of NIKE, Inc. on March 12, 2015 was $97.04.

NIKE, Inc. – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-11

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Sysco Corporation

Common Stock of Sysco Corporation	High	Low
2010
First Quarter	$29.72	$27.00
Second Quarter	$31.54	$28.57
Third Quarter	$31.44	$27.29
Fourth Quarter	$30.13	$28.33
2011
First Quarter	$30.50	$27.45
Second Quarter	$32.65	$27.88
Third Quarter	$31.55	$25.87
Fourth Quarter	$29.51	$25.47
2012
First Quarter	$30.90	$28.91
Second Quarter	$30.10	$27.26
Third Quarter	$31.27	$28.31
Fourth Quarter	$32.39	$29.89
2013
First Quarter	$35.17	$30.88
Second Quarter	$35.24	$33.35
Third Quarter	$36.03	$31.47
Fourth Quarter	$37.62	$31.16
2014
First Quarter	$36.89	$34.51
Second Quarter	$37.85	$35.34
Third Quarter	$38.75	$35.54
Fourth Quarter	$40.91	$36.22
2015
First Quarter (through March 12, 2015)	$41.25	$38.40

The closing price of shares of common stock of Sysco Corporation on March 12, 2015 was $38.80.

Sysco Corporation – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-12

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Best Buy Co., Inc.

Common Stock of Best Buy Co., Inc.	High	Low
2010
First Quarter	$43.16	$35.40
Second Quarter	$48.58	$33.86
Third Quarter	$40.83	$31.39
Fourth Quarter	$44.86	$33.46
2011
First Quarter	$35.91	$28.72
Second Quarter	$32.48	$28.15
Third Quarter	$32.28	$23.30
Fourth Quarter	$28.37	$22.12
2012
First Quarter	$27.51	$23.23
Second Quarter	$23.64	$18.02
Third Quarter	$22.20	$16.93
Fourth Quarter	$18.40	$11.29
2013
First Quarter	$23.20	$11.59
Second Quarter	$28.06	$21.64
Third Quarter	$39.10	$28.47
Fourth Quarter	$44.33	$35.67
2014
First Quarter	$40.68	$22.72
Second Quarter	$31.04	$24.12
Third Quarter	$34.96	$29.03
Fourth Quarter	$39.69	$29.72
2015
First Quarter (through March 12, 2015)	$40.85	$34.04

The closing price of shares of common stock of Best Buy Co., Inc. on March 12, 2015 was $40.85.

Best Buy Co., Inc. – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-13

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Capital One Financial Corporation

Common Stock of Capital One Financial Corporation	High	Low
2010
First Quarter	$43.02	$34.63
Second Quarter	$46.73	$38.02
Third Quarter	$45.00	$37.12
Fourth Quarter	$42.78	$36.55
2011
First Quarter	$52.76	$43.68
Second Quarter	$56.21	$47.87
Third Quarter	$54.31	$37.63
Fourth Quarter	$47.07	$37.75
2012
First Quarter	$57.15	$43.75
Second Quarter	$56.36	$48.40
Third Quarter	$59.37	$53.36
Fourth Quarter	$61.40	$54.77
2013
First Quarter	$62.88	$50.80
Second Quarter	$62.81	$52.76
Third Quarter	$69.70	$63.59
Fourth Quarter	$76.61	$67.83
2014
First Quarter	$78.02	$68.66
Second Quarter	$83.49	$72.95
Third Quarter	$84.95	$78.04
Fourth Quarter	$83.31	$76.43
2015
First Quarter (through March 12, 2015)	$82.49	$73.21

The closing price of shares of common stock of Capital One Financial Corporation on March 12, 2015 was $81.45.

Capital One Financial Corporation – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-14

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of The Hershey Company

Common Stock of The Hershey Company	High	Low
2010
First Quarter	$43.52	$36.18
Second Quarter	$51.76	$43.06
Third Quarter	$51.61	$45.49
Fourth Quarter	$51.62	$45.89
2011
First Quarter	$54.79	$46.37
Second Quarter	$57.71	$53.92
Third Quarter	$60.00	$54.59
Fourth Quarter	$62.00	$55.36
2012
First Quarter	$61.94	$59.49
Second Quarter	$72.03	$59.81
Third Quarter	$73.16	$70.09
Fourth Quarter	$74.64	$68.85
2013
First Quarter	$87.53	$73.51
Second Quarter	$91.25	$85.25
Third Quarter	$97.69	$89.17
Fourth Quarter	$100.90	$91.04
2014
First Quarter	$108.07	$95.54
Second Quarter	$104.11	$96.02
Third Quarter	$96.93	$88.15
Fourth Quarter	$106.64	$91.09
2015
First Quarter (through March 12, 2015)	$110.78	$98.52

The closing price of shares of common stock of The Hershey Company on March 12, 2015 was $100.60.

The Hershey Company – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-15

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Foot Locker, Inc.

Common Stock of Foot Locker, Inc.	High	Low
2010
First Quarter	$15.14	$11.16
Second Quarter	$16.75	$12.62
Third Quarter	$14.94	$11.74
Fourth Quarter	$19.81	$14.81
2011
First Quarter	$20.15	$17.43
Second Quarter	$25.11	$19.80
Third Quarter	$24.10	$16.77
Fourth Quarter	$25.19	$19.34
2012
First Quarter	$32.11	$23.99
Second Quarter	$32.77	$28.01
Third Quarter	$37.27	$30.74
Fourth Quarter	$36.23	$31.76
2013
First Quarter	$35.34	$31.60
Second Quarter	$36.92	$31.79
Third Quarter	$37.61	$32.08
Fourth Quarter	$41.44	$32.36
2014
First Quarter	$46.98	$36.73
Second Quarter	$50.72	$44.02
Third Quarter	$57.98	$47.13
Fourth Quarter	$57.88	$52.68
2015
First Quarter (through March 12, 2015)	$61.49	$51.84

The closing price of shares of common stock of Foot Locker, Inc. on March 12, 2015 was $61.49.

Foot Locker, Inc. – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-16

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

Historical Performance of the Common Stock of Darden Restaurants, Inc.

Common Stock of Darden Restaurants, Inc.	High	Low
2010
First Quarter	$44.97	$33.88
Second Quarter	$48.68	$38.85
Third Quarter	$45.67	$37.61
Fourth Quarter	$50.43	$42.99
2011
First Quarter	$50.10	$45.18
Second Quarter	$52.03	$46.54
Third Quarter	$53.63	$42.75
Fourth Quarter	$48.94	$41.53
2012
First Quarter	$53.03	$44.02
Second Quarter	$53.75	$48.76
Third Quarter	$57.21	$49.05
Fourth Quarter	$56.04	$44.44
2013
First Quarter	$51.68	$44.64
Second Quarter	$54.66	$48.77
Third Quarter	$51.89	$45.78
Fourth Quarter	$54.47	$45.89
2014
First Quarter	$53.32	$47.32
Second Quarter	$52.09	$46.27
Third Quarter	$52.00	$43.76
Fourth Quarter	$58.85	$47.08
2015
First Quarter (through March 12, 2015)	$64.38	$57.99

The closing price of shares of common stock of Darden Restaurants, Inc. on March 12, 2015 was $63.53.

Darden Restaurants, Inc. – Historical Closing Prices January 4, 2010 to March 12, 2015

March 2015	PS-17

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.  If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussion in the accompanying product supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $20.00 for each $1,000 note sold in this offering. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $20.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $20.00 for each $1,000 note they sell.

Because the notes will not settle in T+3, purchasers who wish to trade the notes at any time that is more than 3 business days before the original issue date will be required to specify an alternative settlement to prevent a failed settlement and should consult their own investment advisor.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

March 2015	PS-18

Citigroup Inc.
Market-Linked Notes Based on a Basket of Equally Weighted Stocks Due March , 2022

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing prices of the basket components and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2015	PS-19